UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2015

SMITHFIELD FOODS, INC.
(Exact name of registrant as specified in its charter)

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On April 2, 2015, Smithfield Foods, Inc. (the “Company”) entered into a new Third Amended and Restated Credit Agreement (the “Inventory Revolver Credit Agreement”), among the Company, the subsidiaries of the Company party thereto, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, as administrative agent, the lenders party thereto and the other agents and arrangers party thereto.

The Inventory Revolver Credit Agreement provides for an asset-based revolving credit line of $1.025 billion, which replaces the Company's existing $1.025 billion U.S. senior secured revolving credit facility which would have matured in June 2016 and also provides for:
•an option, subject to obtaining additional loan commitments and certain other conditions, to increase the available U.S. Dollar commitments by up to $375 million in the future;
•a foreign currency subfacility for Canadian Dollars, Japanese Yen, Euros and British Pounds Sterling of up to the foreign currency equivalent of $100,000,000; and
•a subfacility of up to $50,000,000 for swingline borrowings and a subfacility of up to $150,000,000 for issuances of letters of credit.

Availability under the Inventory Revolver Credit Agreement will be based upon borrowing base valuations of the Company's domestic inventory, live sows and accounts receivable. The Inventory Revolver Credit Agreement is scheduled to mature on May 1, 2020.

Loans under the Inventory Revolver Credit Agreement bear interest at LIBOR plus a margin ranging from 1.75% to 2.75% per annum, or, at the election of the Company, at a base rate plus a margin ranging from 0.75% to 1.75% per annum, with either such margin varying according to the ratio of the Company's consolidated funded debt to consolidated EBITDA. Letters of credit issued under the Inventory Revolver Credit Agreement accrue fees at a rate equal to the applicable margin for LIBOR loans. In addition, the Company is required to pay a commitment fee for the average daily unused commitments under the Inventory Revolver Credit Agreement, at rates ranging from 0.30% to 0.50% per annum depending on the ratio of the Company's consolidated funded debt to consolidated EBITDA.

The obligations under the Inventory Revolver Credit Agreement are guaranteed by substantially all domestic subsidiaries of the Company and are secured pursuant to the Third Amended and Restated Pledge and Security Agreement by a first-priority lien, subject to permitted liens and exceptions for excluded assets, on substantially all of the Company's and the subsidiary guarantors' accounts receivable (other than those sold and financed pursuant to the receivables securitization facility), inventory, other personal property relating to such inventory and accounts receivable and all proceeds therefrom, cash and cash equivalents, deposit accounts, intercompany notes, intellectual property and certain capital stock and interests pledged by the Company and the subsidiary guarantors.

The Inventory Revolver Credit Agreement contains affirmative and negative covenants that, among other things, limit or restrict the ability of the Company and its subsidiaries to create liens and encumbrances; incur debt; make capital expenditures, make acquisitions and investments; dispose of or transfer assets; pay dividends or make other payments in respect of the Company's capital stock; in each case, subject to certain qualifications and exceptions.
In addition, the Inventory Revolver Credit Agreement contains financial covenants requiring the Company to maintain a total consolidated leverage ratio (ratio of consolidated funded debt to consolidated capitalization) of, subject to certain exceptions, not more than 0.50 to 1.0 and a minimum interest coverage ratio (ratio of consolidated EBITDA to consolidated interest expense) of not less than 2.50 to 1.0.
The Inventory Revolver Credit Agreement also includes usual and customary events of default for facilities of this nature, and provides that, upon the occurrence and continuation of an event of default, payment of all amounts payable under the facility may be accelerated, the lenders’ commitments may be terminated and the lenders may foreclose upon the collateral. In addition, upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the facility will automatically become due and payable and the lenders’ commitments will automatically terminate.

The description of the Inventory Revolver Credit Agreement and the Third Amended and Restated Pledge and Security Agreement set forth herein is summary in nature and is qualified in its entirety by reference to the full text of the Inventory Revolver Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference, and the Third Amended and Restated Pledge and Security Agreement, which is attached hereto as Exhibit 10.2 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information provided in Item 1.01 of this Form 8-K is hereby incorporated into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1
Third Amended and Restated Credit Agreement, dated as of April 2, 2015, among the Company, the subsidiaries of the Company party thereto, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch , as Administrative Agent, the lenders party thereto, and the other agents and arrangers party thereto.

Exhibit 10.2
Third Amended and Restated Pledge and Security Agreement, dated as of April 2, 2015, among the Company, the subsidiaries of the Company party thereto and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch , as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: April 7, 2015	/s/ Michael H. Cole
Michael H. Cole
Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit 10.1
Third Amended and Restated Credit Agreement, dated as of April 2, 2015, among the Company, the subsidiaries of the Company party thereto, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch , as Administrative Agent, the lenders party thereto, and the other agents and arrangers party thereto.

Exhibit 10.2
Third Amended and Restated Pledge and Security Agreement, dated as of April 2, 2015, among the Company, the subsidiaries of the Company party thereto and Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch , as Administrative Agent.

7